Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4 No. 333-159515) and related Prospectus of Cenveo, Inc. for the registration of shares of its common stock and to the incorporation by reference therein of our report dated February 28, 2007, with respect to the consolidated financial statements and schedule of Cenveo, Inc., included in its Annual Report (Form 10-K) for the year ended December 30, 2008, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Stamford, Connecticut
July 7, 2009